PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of the 19th day of January, 2006, by and between AMERICA FIRST APARTMENT INVESTORS, INC., a Maryland corporation (“Purchaser”), having an office at 101 East 52nd Street, 25th Floor, New York, New York 10022, and RETIREMENT CENTERS CORPORATION, a Delaware corporation (“Seller”), having an office at 350 Park Avenue, 21st Floor, New York, New York 10022.

RECITALS

A. Seller heretofore entered into that certain Operating Agreement of Greenhouse Holding, L.L.C., dated December 9, 1999 (the “Operating Agreement”), regarding Seller’s rights, interests and obligations with respect to Greenhouse Holding, L.L.C., a Nebraska limited liability company (“Greenhouse”). Seller owns one hundred percent (100%) of the “Membership Interests” (as hereinafter defined) in Greenhouse.

B. Greenhouse owns the improved real property commonly known as The Greenhouse, located in Omaha, Nebraska, as more particularly described on Exhibit A attached hereto and made a part hereof, and the leasehold interest in an adjacent parking garage encompassing approximately one hundred fifty (150) spaces, as more particularly described on Exhibit A-1 attached hereto and made a part hereof (collectively, the “Property”).

C. Purchaser desires to purchase from Seller all of Seller’s Membership Interests in and to Greenhouse, and thereby become the sole member in Greenhouse, and Seller desires to convey to Purchaser all of Seller’s Membership Interests in and to Greenhouse, subject to and in accordance with the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller hereby agree as follows:

AGREEMENT

1. Definitions.

(a) The following capitalized terms shall have the following meanings herein:

Closing. “Closing” shall mean the consummation of the transactions contemplated by this Agreement, which Closing shall occur on or before January 31, 2006, TIME BEING OF THE ESSENCE. The Closing shall occur by mail at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, 48th Floor, New York, New York 10166.

Closing Date. “Closing Date” shall mean the date upon which the Closing shall occur.

Earnest Money. “Earnest Money” shall mean the amount of Five Hundred Thousand Dollars ($500,000), deposited simultaneously with Purchaser’s execution of this Agreement by wire transfer of immediately available funds, by Purchaser into an interest-bearing escrow account with Chicago Title Insurance Company, having an address at 830 East Main Street, Richmond, Virginia 23219 (the “Title Company”). If Purchaser fails to deliver the Earnest Money, then, in any such event, this Agreement shall be null and void.

The Title Company shall deposit the Earnest Money in an interest-bearing account maintained at Bank of America, N.A.. To facilitate the timely deposit of such funds, Purchaser hereby represents and warrants to Seller and the Title Company that Purchaser’s federal taxpayer identification number is 47-0858301. Seller and Purchaser will promptly execute such documentation as the Title Company may reasonably require to enable the Title Company to comply with the deposit instructions set forth herein.

If the transaction contemplated by this Agreement is consummated in accordance with the terms and provisions hereof, the Earnest Money shall be credited against the Purchase Price and paid to Seller at Closing. If the transaction is not so consummated, the Earnest Money shall be held and delivered by the Title Company as hereinafter provided.

Existing Lender. “Existing Lender” shall mean Deutsche Bank Berkshire Mortgage, as successor-in-interest to Patrician Financial Company Limited Partnership.

Existing Loan. “Existing Loan” shall mean that certain mortgage loan in the original principal amount of $6,400,000, from Existing Lender to Greenhouse, as evidenced and secured by the Existing Loan Documents.

Existing Loan Documents. “Existing Loan Documents” shall mean, collectively, that certain Multifamily Note, dated as of January 10, 2000, executed by Greenhouse in the original principal amount of Six Million Four Hundred Thousand Dollars ($6,400,000), that certain Multifamily Deed of Trust, Assignment of Rents and Security Agreement, dated as of January 10, 2000, granted by Greenhouse, that certain Replacement Reserve and Security Agreement, dated as of January 10, 2000, and all other instruments, documents and agreements evidencing and/or securing the Existing Loan.

Inspection Period. “Inspection Period” shall mean the period commencing on December 22, 2005 and ending at 7:00 P.M. (New York time) on January 17, 2006 (the “Inspection Period Expiration Date”).

Letter of Intent. “Letter of Intent” shall mean that certain letter, dated December 22, 2005, from Purchaser to Seller regarding the transactions contemplated by this Agreement.

Liabilities. “Liabilities” shall mean any and all claims, losses, liabilities, damages, obligations, fines, penalties, suits, actions, proceedings, costs or expenses of any nature whatsoever (including, without limitation, reasonable attorneys’ fees and expenses and court costs), whether now known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated or due or to become due, including, without limitation, any liabilities in respect of any applicable laws.

Membership Interests. “Membership Interests” shall mean, with respect to any member, all right, title and interest of such member in and to Greenhouse at such time, including, without limitation, all right, title and interest in and to the Operating Agreement, any and all rights to receive any participation, allocation or distribution, any and all voting rights, and any and all other benefits to which such member may be entitled pursuant to the Operating Agreement, together with the obligations of such member to comply with the terms and provisions of the Operating Agreement.

Purchase Price. “Purchase Price” shall mean the amount of FIFTEEN MILLION TWO HUNDRED THOUSAND AND 00/100 Dollars ($15,200,000.00) in confirmed immediately available funds.

(b) Capitalized terms used but not defined herein and defined in the Operating Agreement shall have the meanings ascribed to such terms in the Operating Agreement.

2. Assignment of Membership Interest.

Subject to and in accordance with the terms and conditions set forth in this Agreement, at the Closing, Seller shall transfer and assign to Purchaser all of Seller’s Membership Interests in and to Greenhouse, and Purchaser shall accept such conveyance from Seller pursuant to the Assignment and Assumption Agreement in the form attached hereto and made a part hereof as Exhibit B (the “Assignment”).

3. Inspection Period.

(a) Purchaser acknowledges receipt of the information required to be delivered by Seller to Purchaser, to the extent same was in the possession of Seller, pursuant to the terms of Section 3 of the Letter of Intent.

(b) During the Inspection Period, subject to the conditions below, Purchaser and its employees, agents, contractors and consultants (collectively, the “Inspecting Parties” and, individually, an “Inspecting Party”) shall have the right to conduct such inspections of the Property (including, without limitation, to undertake engineering and environmental assessments), to review such records of Seller with respect to the Property and the Membership Interests and to make such inquiries of the tenants of the Property as Purchaser shall deem reasonably necessary. Subject to the conditions below, the Inspecting Parties shall have the right of access to the Property during normal business hours in order to perform such inspections and/or investigations, and the Inspecting Parties shall have the right to conduct interviews with RDG, a commercial tenant at the Property.

(c) The Inspecting Parties’ rights of access and inspection are subject to the following:

(i) Purchaser shall provide Seller with (x) prior notice (which may be oral, electronic or telephonic) before Purchaser enters the Property for the purposes of conducting due diligence, and (y) at least one (1) business day’s prior notice (which may be oral, electronic or telephonic) in the event that Purchaser wishes to have a third-party consultant enter the Property. Seller’s property manager or other designee shall have the right to accompany any Inspecting Party or any third-party consultants at the Property and the right to be present during all inspections, investigations and tests;

(ii) Neither any Inspecting Party nor any third-party consultants engaged by Purchaser shall disturb any of the tenants at the Property or interfere with such tenants’ use of the Property, except as approved and coordinated by the Seller’s property manager and as agreed to by the tenant(s) in question;

(iii) Purchaser and any Inspecting Party shall maintain comprehensive general liability (occurrence) insurance in the amount of $1,000,000 per occurrence and $2,000,000 combined single limit for injury to or death of one or more persons and for damage to tangible property (including loss of use), naming Seller as an additional insured. Purchaser shall deliver to Seller a certificate of insurance verifying such coverage prior to any Inspecting Party’s entry on the Property for the purpose of conducting inspections;

(iv) Purchaser shall not permit any liens, charges or other encumbrances whatsoever to attach to the Property by reason of any Inspecting Party ‘s exercise of its rights under this Section 3;

(v) Purchaser shall restore the Property to the condition it was in prior to any access, inspections or tests;

(vi) All inspections and investigations shall be performed in compliance with all applicable laws, rules and regulations;

(vii) Purchaser shall not undertake any physically invasive tests (other than, subject to the further terms of this clause (vii), sampling of possible asbestos-containing materials and lead paint) without Seller’s prior written consent in each instance, which consent may be withheld, delayed or conditioned in Seller’s sole and absolute discretion. In connection with Purchaser’s sampling of possible asbestos-containing materials and lead paint, Seller hereby acknowledges receipt and approval of Purchaser’s proposed scope of work for such sampling; and

(viii) Purchaser shall indemnify, defend and hold harmless Seller and Seller’s affiliates from and against any and all claims, demands, losses, costs, damages, expenses or Liabilities (including but not limited to personal injury or property damage claims and mechanic’s or other liens), including reasonable attorneys’ fees, caused by or incurred in connection with Purchaser’s or its employees’, representatives’, third-party consultants’ or agents’ inspection of the Property or any part thereof, with the exception of claims arising as a result of the willful misconduct or gross negligence of Seller. This indemnification obligation shall survive the Closing or the termination of the Agreement.

(d) On or before the Inspection Period Expiration Date, Purchaser shall have the right to notify Seller in writing as to whether Purchaser desires to terminate this Agreement in Purchaser’s sole and absolute discretion for any reason whatsoever or no reason. If Purchaser elects to terminate this Agreement, then, in any such event, Purchaser shall deliver of written notice to Seller on or before the Inspection Period Expiration Date, whereupon this Agreement shall terminate except for those provisions of this Agreement which expressly survive such termination. If Purchaser fails to deliver a written notice of termination on or before the Inspection Period Expiration Date, then, in any such event, such failure shall be deemed an election by Purchaser not to terminate this Agreement pursuant to this Section 3(d). Upon Purchaser’s termination of this Agreement in accordance with the provisions of this Section 3(d), the Title Company shall immediately return to Purchaser the Initial Deposit and any accrued interest thereon. If Purchaser so terminates the Agreement, then upon Seller’s reimbursing Purchaser for one-half of the actual and demonstrated out of pocket cost thereof, Purchaser shall deliver to Seller all third-party reports prepared for Purchaser with respect to the Property.

(e) After the Inspection Period Expiration Date, if Purchaser has not terminated this Agreement pursuant to Section 3(d) above, the Earnest Money shall be non-refundable except as otherwise provided herein.

4. Conditions Precedent.

(a) The obligation of Seller to consummate the transactions contemplated hereby is subject to the timely performance and complete satisfaction or written waiver of each and all of the following conditions on or before the Closing Date:

(i) Purchaser shall have delivered or caused to be delivered the Purchase Price and all other funds, documents and other items required to be delivered to Seller hereunder, including, without limitation, the funds, documents and other items set forth in Section 5 hereof;

(ii) The representations and warranties of Purchaser set forth herein shall be true, complete and accurate in all material respects;

(iii) Seller shall have obtained all necessary consents or approvals of all necessary parties to the consummation of the transactions contemplated hereby; which consents or approvals Seller agrees to request immediately after the full execution of this Agreement and to use commercially reasonable efforts to obtain prior to the Closing Date (without any requirement to expend any funds (other than de minimis amounts) on account of such commercially reasonable efforts);

(iv) No action, suit, proceeding or investigation shall be pending or threatened before or by any court or governmental authority (x) challenging the transactions contemplated by this Agreement or otherwise seeking damages, or (y) seeking to restrain or prevent the carrying out of the transactions contemplated by this Agreement.

(b) The obligation of Purchaser to consummate the transactions contemplated hereby is subject to the timely performance and complete satisfaction or written waiver of each and all of the following conditions on or before the Closing Date:

(i) Seller shall have delivered or caused to be delivered all documents and other items required to be delivered to Purchaser hereunder, including, without limitation, the documents and other items set forth in Section 5 hereof; and

(ii) The representations and warranties of Seller set forth herein shall be true, complete and accurate in all material respects;

(iii) The receipt of an executed estoppel certificate (the “RDG Estoppel”) from RDG Schutte Wilscam Birge, Inc. (“RDG”), substantially in the form attached hereto and made a part hereof as Exhibit C (the “Seller’s Form”) or substantially in the form required under RDG’s lease, and containing no material alterations that are unacceptable to Purchaser in its reasonable discretion. Seller agrees to request the RDG Estoppel in the form attached hereto as Exhibit C-1 (the “Purchaser’s Form”) immediately upon the full execution of this Agreement and to use commercially reasonable efforts (without any requirement to expend any funds (other than de minimis amounts) on account of such commercially reasonable efforts) to obtain the executed RDG Estoppel in the Purchaser’s Form at least two (2) business days prior to the Closing Date. However, in the event RDG delivers the signed RDG Estoppel on or prior to Closing in substantively the Seller’s Form (rather than in the Purchaser’s Form) or otherwise in the form required under RDG’s lease and containing no material alterations to Seller’s Form or the form required under RDG’s lease that are unacceptable to Purchaser in its reasonable discretion, then, in any such event, the condition set forth in this clause (iii) shall be deemed satisfied;

(iv) [Intentionally Blank];

(v) Simultaneously with the Closing (and with a portion of the Purchase Price), Seller shall have prepaid in full the Existing Loan and the Inter-Company Loan (as hereinafter defined), including all prepayment penalties, premiums, and accrued interest thereunder; and

(vi) No action, suit, proceeding or investigation shall be pending or threatened before or by any court or governmental authority (x) challenging the transactions contemplated by this Agreement or otherwise seeking damages, or (y) seeking to restrain or prevent the carrying out of the transactions contemplated by this Agreement.

5. Deliveries.

(a) Deliveries by Purchaser. On or prior to the Closing Date, Purchaser shall deliver or cause to be delivered to Seller the following funds, documents and items, all in the form required by this Agreement or otherwise in form, scope and substance reasonably satisfactory to Purchaser and Seller:

(i) Purchase Price. The Purchase Price in immediately available funds pursuant to the wire instructions attached hereto as Exhibit D.

(ii) Assignment. The Assignment, duly executed by Purchaser.

(iii) Resolutions, Etc. All appropriate resolutions, consents or approvals, including from any third parties, if necessary, authorizing Purchaser to consummate the transactions contemplated in this Agreement.

(iv) Release. The Release, duly executed by Greenhouse and the property manager of the Property in the form attached hereto and made a part hereof as Exhibit E.

(v) Title Affidavit. Purchaser shall direct the property manager to execute and deliver the title affidavit in the form of Exhibit G (the “Title Affidavit”).

(vi) Other Documents. Such other documents or instruments reasonably required by Seller or its counsel to consummate or further effectuate the transactions contemplated in this Agreement.

(b) Deliveries by Seller. On or prior to the Closing Date, Seller shall deliver or cause to be delivered to Purchaser the following documents and items, all in the form required by this Agreement or otherwise in form, scope and substance reasonably satisfactory to Purchaser and Seller:

(i) Assignment. The Assignment, duly executed by Seller.

(ii) Resolutions, Etc.. All appropriate resolutions, consents or approvals, if any, authorizing Seller to consummate the transactions contemplated in this Agreement.

(iii) FIRPTA. A certificate meeting the requirements of Section 1445 of the Internal Revenue Code of 1986, stating that Seller is not a “foreign seller.”

(iv) Title Affidavits. The Title Affidavit, executed by Seller on behalf of Greenhouse, and the affidavit in the form of Exhibit G-1, executed by Seller.

(v) Other Documents. Such other bills of sale and other documents or instruments reasonably and customarily required by Purchaser or its counsel or the Title Company (without recourse or liability whatsoever to Seller) to consummate or further effectuate the transactions contemplated in this Agreement.

6. Representations, Warranties and Covenants.

(a) Purchaser’s Representations, Warranties and Covenants. Purchaser hereby makes the following representations and warranties to Seller, and hereby covenants with and for the benefit of Seller as follows:

(i) Purchaser is a duly organized and validly existing Maryland corporation, which has elected to be treated as a real estate investment trust for federal income tax purposes. Purchaser has all requisite power and authority to conduct its business and enter into and consummate the transactions contemplated by this Agreement and the Assignment.

(ii) Purchaser does not require the consent, waiver, approval or authorization of any third party to execute, deliver, or perform its obligations under this Agreement or any document, instrument or agreement contemplated hereby, except any of the foregoing that shall have already been satisfied as of the Closing Date.

(iii) This Agreement, the Assignment and every other document delivered by Purchaser pursuant to this Agreement will, upon execution and delivery, have been duly authorized, executed and delivered by Purchaser and constitute legal, valid and binding obligations, enforceable against Purchaser in accordance with their respective terms.

(iv) No representations of any kind (whether oral or written, express or implied) have been made by Seller to Purchaser with respect to the transactions contemplated hereby, except as specifically provided in Section 6(b) hereof, and Purchaser is entering into this Agreement and acquiring Seller’s Membership Interests solely in reliance on Purchaser’s own investigations and evaluation thereof.

(v) Purchaser has not relied on Seller or Seller’s counsel for any legal, tax or accounting advice.

(b) Seller’s Representations, Warranties and Covenants. Seller hereby makes the following representations and warranties to Purchaser, and hereby covenants with and for the benefit of Purchaser as follows:

(i) To Seller’s knowledge, Seller is a duly organized and validly existing Delaware corporation. Seller has all requisite power and authority to conduct its business and enter into and consummate the transactions contemplated by this Agreement and the Assignment.

(ii) Seller does not require the consent, waiver, approval or authorization of any third party to execute, deliver, or perform its obligations under this Agreement or any document, instrument or agreement contemplated hereby, except any of the foregoing that shall have already been satisfied as of the Closing Date.

(iii) This Agreement, the Assignment and every and other document delivered by Seller pursuant to this Agreement will, upon execution and delivery, have been duly authorized, executed and delivered by Seller and constitute legal, valid and binding obligations, enforceable against Seller in accordance with their respective terms.

(iv) To Seller’s knowledge, Seller owns one hundred percent (100%) of the Membership Interests in and to Greenhouse, Seller has not heretofore assigned or transferred such Membership Interests, and there are no charges, liens or other encumbrances upon such Membership Interests other than a loan from MFA Mortgage Investments, Inc. to Greenhouse in the amount of $400,000.00 (the "Inter-Company Loan”), the Existing Loan Documents, the Permitted Encumbrances and the Operating Agreement.

(v) To Seller’s knowledge, attached hereto as Exhibit F is a true, correct and complete copy of the Operating Agreement and all amendments thereto, executed and delivered by Seller (the “Greenhouse Operating Agreement”).

(vi) Neither Seller nor Greenhouse has (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by their respective creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of their respective assets; or (iv) suffered the attachment or other judicial seizure of all, or substantially all, of their respective assets.

(vii) To Seller’s knowledge, there is no litigation, action, suit or proceeding pending or threatened against Seller, Greenhouse or the Property which would have a materially adverse effect or result in a material Liability to Purchaser, Greenhouse or the Property following the Closing.

(viii) To Seller’s knowledge, none of (i) the current officers of Seller (which shall mean and be limited to Stewart Zimmerman, Teresa Covello and Shira Finkel) or (ii) the current officers of Greenhouse (which shall mean and be limited to Stewart Zimmerman, Teresa Covello and Shira Finkel) has, on behalf of Greenhouse, entered into any material written contract that will bind Greenhouse after the Closing, except as otherwise known by, disclosed to or recommended by the property manager for the Property or any of its affiliates (including, without limitation, Purchaser and its affiliates).

(ix) Seller has not relied on Purchaser or Purchaser’s counsel for any legal, tax or accounting advice.

(c) When used in this Agreement or in any certificate or other document delivered pursuant hereto, the phrase “to Seller’s knowledge,” or derivations thereof shall be construed to mean the current, actual knowledge of Stewart Zimmerman, Shira Finkel and/or William Gorin, without any obligation to make investigation or inquiry regarding the Membership Interests or the Property, and without obligation to make any investigation of the files, documents or studies in the possession of other persons, and shall not include any knowledge which may be imputed to Seller or of any other person. Purchaser acknowledges that the individuals named above are named solely for the purpose of defining and narrowing the scope of Seller’s knowledge and not for the purpose of imposing any liability on or creating any duties running from such individuals to Purchaser. Purchaser covenants that it will bring no action of any kind against such individuals, related to or arising out of these representations and warranties.

(d) (i) The representations and warranties made by Seller in this Agreement shall be effective as of the date hereof, and shall be true and correct in all material respects as of the Closing Date; provided, however, that any claim arising by reason of a claimed breach of such representations and warranties must be filed in a court of competent jurisdiction on or before the date which is six (6) months from the Closing Date. Notwithstanding the foregoing, if, prior to the Closing, Purchaser obtains knowledge that any representation or warranty of Seller is inaccurate and Purchaser nonetheless proceeds with the Closing, Seller shall have no liability for any such matter regarding which Purchaser had actual knowledge prior to Closing.

(ii) Subject to the terms of this Agreement (including, without limitation, the limitations set forth in clause (i) above and the further terms of this sentence) Seller hereby agrees to indemnify, defend and hold harmless Purchaser from and against any and all Liabilities imposed upon or asserted against Purchaser, arising out of or relating in any manner to the breach by Seller of Seller’s representations and warranties contained in Section 6(b) above; provided, however, that notwithstanding any other provision of this Agreement, any agreement or other instrument contemplated by this Agreement, or any rights which Purchaser might otherwise have at law, equity, or by statute, whether based on contract or some other claim, in no event will Seller’s liability to Purchaser under this Agreement exceed $500,000.00 in the aggregate; provided, however, further that if a breach of any of the representations and warranties set forth in clause (b) above is based on fraud or intentional misrepresentation of Seller, then, in such event such $500,000 limitation shall not apply. Without limiting the generality of the foregoing, the officers, directors, shareholders, employees, agents or affiliates of Seller will not in any manner be personally or individually liable for the obligations of Seller hereunder or for any claims related to this Agreement, any agreement or other instrument contemplated by this Agreement, the Membership Interests, or the Property. The terms of this clause (d)(ii) shall survive the Closing.

(e) Purchaser is fully familiar with the business, operation and management of the assets of Greenhouse and the state of title to and the present physical and financial condition of the Property and the state of repair of the Property. Except for the representations and warranties set forth in clause (b) above or elsewhere expressly set forth in this Agreement, at the Closing, Purchaser shall accept the Property, the assets and Liabilities of Greenhouse and the Membership Interests “AS IS”, “WHERE IS” and “WITH ALL FAULTS” (whether latent, patent or detectable or not) on the Closing Date. Purchaser acknowledges and agrees that, except as expressly set forth in this Agreement and the Assignment, neither Seller nor any of its direct or indirect principals, officers, directors, shareholders, joint venturers, partners or affiliates, nor any of its employees, agents, brokers and representatives (collectively, “Seller’s Representatives”) nor any other person, has made any representation, warranty, promise or covenant, express or implied, with respect to the Property, the Membership Interests and the assets and Liabilities of Greenhouse, the fitness, merchantability, suitability or adequacy of the Property for any particular purpose, any environmental condition at or with respect to the Property, the compliance or non-compliance of the Property or any tenant-occupied space under the provisions of the ADA, the site or physical conditions applicable to or with respect to the Property, the zoning regulations or other governmental requirements applicable to or with respect to the Property, or any other matters whatsoever affecting the title, use, enjoyment, occupancy, operation, management, leasing, ownership or condition to, of or with respect to such, or any part thereof. The terms of this clause (e) shall survive the Closing.

(f) Seller and its direct and indirect partners, shareholders, officers, directors, agents, employees, property manager, controlling persons and affiliates (individually a “Seller Party” and collectively the “Seller Parties”) are hereby released from all responsibility and liability regarding the condition (including the presence in the soil, air, structures and surface and subsurface waters, of materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines), valuation, salability or utility of the Property, the assets and Liabilities of Greenhouse, or the Membership Interests, or their suitability for any purpose whatsoever. Without limitation, Purchaser specifically releases Seller from any claims it may have against Seller now or in the future under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., as amended; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as amended; any other analogous state or federal statute; and common law arising from the environmental conditions of the Property or the presence of Hazardous Materials, solid wastes, or any other pollutants or contamination the Property. The terms of this clause (f) shall survive the Closing.

7. Closing Costs; Prorations.

(a) Purchaser and Seller shall each pay one-half of the following: (i) the actual title insurance premium for Purchaser’s title insurance policy with respect to the Property (or, alternately, the cost of endorsements to the Greenhouse’s existing title insurance policy in order to bring forward the effective date of the policy to the Closing Date and to increase the amount of coverage to the amount of the Purchase Price), in either event Seller’s portion shall not exceed $7,000 in the aggregate; (ii) the actual cost of the survey of the Property, (Seller’s portion shall not exceed $550 in the aggregate); and (iii) the escrow costs. All recording fees that are incurred or payable as a result of the transactions contemplated by this Agreement shall be paid by Purchaser.

(b) Each party shall bear the expense of its own counsel.

(c) (i) All rentals, revenues and other income generated by the Property and all utilities, real estate taxes, maintenance charges and other operating expenses incurred in connection with the ownership, management and operation of the Property shall be paid or shall be prorated between Seller and Purchaser in accordance with the provisions set forth below. For purposes of such prorations and adjustments, Purchaser shall be deemed to own the Property and therefore be entitled to any revenues and be responsible for any expenses from and after the Closing Date. Any apportionments and prorations which are not expressly provided for below shall be made in accordance with the customary practice in the area in which the Property is located. Seller and Purchaser shall prepare a schedule of adjustments at least three (3) business days prior to the Closing Date and shall be part of the settlement statement for the transaction (the “Closing Statement”). Any net adjustment in favor of Purchaser shall be credited against the Purchase Price at the Closing. Any net adjustment in favor of Seller shall be paid in cash at the Closing by Purchaser to Seller. A copy of the Closing Statement agreed upon by Seller and Purchaser shall be executed and delivered by Seller and Purchaser at the Closing.

(I) Monthly rents (including fixed and additional rent) and other amounts (including, without limitation, common area maintenance adjustments, escalations, recoveries or other similar items) actually received for the month in which the Closing occurs shall be prorated on a cash basis based upon the actual number of days in the month during which the Closing occurs. If as of the Closing Date there are rents or other amounts owed by tenants for the month in which the Closing occurs, then the first monies received from said tenants shall be received on account of or in payment of such month’s past due rents or other amounts and (i) if Purchaser receives said past due amounts, Seller’s pro rata share (based on the number of days of Seller’s ownership before Closing) thereof shall be remitted by Purchaser to Seller, and (ii) if Seller receives such past due amounts, Purchaser’s pro rata share (based on the number of days of Purchaser’s ownership after Closing) thereof shall be promptly remitted by Seller to Purchaser. With respect to any arrearages for periods prior to the month in which the Closing occurs, such arrearages shall not be prorated and Purchaser shall pay such arrearages to Seller as and when collected from the monies received from such tenant after first deducting Purchaser’s reasonable collection expenses and attorneys’ fees. With respect to rents or other amounts due for any period subsequent to the Closing that may be received by Seller, Seller shall promptly remit such rents to Purchaser to be prorated in accordance with the terms of this clause (I). In no event shall Purchaser be required to evict or sue any tenant in order to collect arrearages owed to Seller.

(II) Ad valorem taxes (real and personal) for the tax year 2005 shall be prorated and adjusted at Closing as follows: Purchaser shall receive a credit for the number of days between January 1, 2006 and the Closing Date, based upon the most recent tax bill issued by the taxing authorities with the applicable tax rate for the first half of tax year 2005, and Seller shall have no other responsibility for any ad valorem taxes (real or personal).

(III) Additional rent that is not paid on a monthly basis but that will become due and payable during the year in which the Closing occurs, including quarterly or annual payments, reconciliations and so called “rebillings” or “true ups” for common area maintenance, real estate taxes, insurance and other escalations or recoveries, shall be prorated at Closing on an accrual basis. If the amounts of such additional rent cannot be determined as of the Closing Date or have not yet been billed to tenants, then the proration shall be done on the basis of actual amounts to the extent available, and otherwise on the basis of a reasonable estimate by Seller of the amount expected to be due thereon. If proration is based upon estimates, then a further adjustment shall be made after the Closing when actual amounts are known.

(IV) All costs, expenses, charges and fees relating to the ownership, management, operation, maintenance and repair of the Property, including electricity, gas, water and sewer charges, telephone and other public utilities, common area maintenance charges, personal property taxes, excise taxes on rent, business occupational taxes, periodic charges payable under service contracts, periodic fees payable under licenses for the operation of the Property, and periodic charges under reciprocal easement agreements, shall be prorated on an accrual basis as of the Closing Date based upon the actual number of days in the month during which the Closing occurs. Seller shall request that public utility services read all of Seller’s utility meters (excluding meters billed directly to tenants) on the date prior to the date of Closing and all utilities thereafter used shall be paid for by Purchaser and all utilities theretofore used shall be paid by Seller.

(V) Seller shall retain all cash tenant security deposits held by Seller or Greenhouse as of the Closing and the amount thereof shall be credited to the Purchase Price.

(VI) Purchaser shall pay Seller a sum equal to all outstanding cash utility deposits, if any, paid by Seller or Greenhouse in connection with the Property upon delivery by Seller of satisfactory evidence of same and Seller shall assign all of its rights to those deposits to Purchaser.

(VII) Seller shall (x) be entitled to any and all escrows, reserves, rebates or other amounts held by or on behalf of, or returned from, the Existing Lender on account of the Existing Loan, and (y) retain all cash and securities in any and all accounts or otherwise belonging to Greenhouse (or any such items being held on behalf of Greenhouse, including, without limitation, any amounts held by the property manager for the Property) as of the Closing Date, in any case without credit to Purchaser or apportionment whatsoever.

(VIII) Any post-Closing adjustments shall be made as soon as practicable after the Closing. Purchaser shall provide an accounting, accompanied by reasonable documentary evidence of the rents, revenues and expenses in question.

(IX) The provisions of this clause (c) shall survive the Closing Date until the later of (i) the one (1) year anniversary of the Closing, or (ii) thirty (30) days after finalizing the common area maintenance charges for the full calendar year for the lease with RDG and after the settling or fixing of the assessment or tax rate that becomes effective for the tax period in which the Closing Date occurs, upon which date Purchaser shall deliver to Seller or Seller shall deliver to Purchaser, as the case may be, a detailed adjustment reconciliation (taking into account rents and all other apportioned items (and any penalties and interest related thereto)) reasonably acceptable to Seller or Purchaser, as the case may be.

8. Casualty; Condemnation. Seller agrees to give Purchaser prompt notice of any casualty affecting the Property between the date hereof and the Closing Date or of any taking or condemnation of all or any portion of the Property.

(a) If prior to the Closing there shall occur:

(i) damage to the Property caused by fire or other casualty which would cost $500,000 or more to repair or restore, as reasonably determined by Seller (a “Material Casualty”); or

(ii) the permanent taking or condemnation of all or any portion of the Property as would materially interfere with the continuing use thereof as an apartment and office complex of the same size and with the same access and parking rights as before such taking or condemnation (a “Material Taking”);

then in any such event, Purchaser may at its option terminate this Agreement by notice to Seller within ten (10) days after Purchaser has received the notice referred to above or at the Closing, whichever is earlier. If Purchaser does not elect to terminate this Agreement, then the Closing shall take place as provided herein without abatement of the Purchase Price, and Seller shall assign to Purchaser at the Closing without recourse or warranty all interest of Seller in and to any insurance proceeds (subject to confirmation by Seller that such assignment will not impair Seller’s insurance policy) or condemnation awards which may be payable to Seller or Greenhouse on account of any such occurrence and Purchaser shall receive as a credit against the Purchase Price the amount of any unpaid deductible applicable to such insurance proceeds (less any portion of the deductible that has been previously applied to covered losses).

(b) If prior to the Closing there shall occur:

(i) damage to the Property caused by fire or other casualty which is not a Material Casualty; or

(ii) the taking or condemnation of a portion of the Property which is not a Material Taking;

then in any such event, Purchaser shall have no right to terminate its obligations under this Agreement, but there shall be assigned to Purchaser at Closing all interest of Seller in and to any insurance proceeds or condemnation awards which may be payable to Seller or Greenhouse on account of any such occurrence and Purchaser shall receive as a credit against the Purchase Price the amount of any unpaid deductible applicable to such insurance proceeds (less any portion of the deductible that has been previously applied to covered losses).

9. No Third Parties Benefited. This Agreement is made and entered into by Purchaser and Seller for the benefit of such parties, and no other person or entity shall have any rights or interest hereunder.

10. Notices and Demands.

(a) All notices, demands, requests, consents and waivers under this Agreement shall be in writing, shall refer to this Agreement and shall be (i) delivered personally; (ii) sent by registered or certified mail, postage prepaid, return receipt requested; (iii) sent by a nationally recognized overnight courier; or (iv) sent by facsimile, with written confirmation of the successful transmission of such telecopy, addressed as set forth below. If delivered personally, any notice shall be deemed to have been given on the first (1st) business day on or after the date delivered or refused. If mailed, any notice shall be deemed to have been given on the earlier to occur of the first (1st) business day on or after the date of delivery or the third (3rd) business day after such notice has been deposited in the U.S. mail in accordance with this Section 10. If sent by overnight courier, any notice shall be deemed to have been given on the first (1st) business day following the date such notice was delivered to or picked up by the courier. If sent by facsimile, any notice shall be deemed to have been given upon receipt by the sender of a report that the facsimile was successfully transmitted to the recipient’s facsimile number listed below. Copies of all notices shall be given in accordance with the above as follows:

If to Purchaser:	America First Apartment Investors, Inc.
101 East 52nd Street, 25th Floor
New York, New York 10022 Attention: James Egan Facsimile: 212-935-8765 with a copy to:	Hunton & Williams LLP
951 East Byrd Street
Richmond, Virginia 23219
Attention: Andrew J. Tapscott
Facsimile: (804) 788-8218
If to Seller:	Retirement Centers Corporation

350 Park Avenue, 21st Floor New York, New York 10022
Attention: Tim Korth and William Gorin
Facsimile: 212-207-6420 with a copy to:	Gibson, Dunn & Crutcher LLP

200 Park Avenue, 47th Floor

New York, New York 10166

Attention: David J. Furman, Esq.

Facsimile: (212) 351-4035

(b) Any counsel designated above or any replacement counsel which may be designated respectively by Purchaser or Seller or such counsel by written notice to the other party is hereby authorized to give notices hereunder on behalf of its respective client.

11. Indemnity.

(a) Purchaser shall indemnify, defend and hold harmless Seller and Seller’s past and present affiliates, and the respective past and present direct and indirect officers, directors, members, partners, shareholders, agents, and employees of each and all of the foregoing entities, and its and their respective successors, heirs, and assigns, and any other person or entity now, previously, or hereafter affiliated with any or all of the foregoing entities (collectively the “Seller Indemnitees”) from and against any and all Liabilities of any kind or nature incurred by, imposed upon or asserted against the Seller Indemnitees or any one or more of them, arising out of or relating in any manner to (i) any failure by Purchaser to pay any and all of the costs required to be paid by Purchaser pursuant to Section 7 above, and/or (ii) any and all activities of Purchaser in connection with or related to Greenhouse and/or related to the Property.

(b) Notwithstanding anything to the contrary contained in this Agreement or in the Assignment and notwithstanding any amendment, modification or restatement of the Operating Agreement, the terms and provisions of Section 21 of the Operating Agreement shall be deemed remade and incorporated herein, provided, however, that notwithstanding the above, neither Seller nor any of the Seller Indemnitees shall have any Liabilities, obligations or be liable for any costs, damages or other expenses in connection with this Section 11(b) or Section 21 of the Operating Agreement.

(c) The terms of this Section 11 shall survive the Closing without limitation other than the applicable statute of limitations.

12. Tax Allocations. The parties acknowledge and agree that (i) tax allocations by Greenhouse to Seller will be determined as though the tax year of Greenhouse ended on the Closing Date, and (ii) Greenhouse shall provide Seller with all required tax information as soon as practicable, and in no event later than the time that such information is required to be provided to Seller for federal and state income tax purposes (determined without regard to any extensions other than extensions to which Seller has consented).

13. Operation of the Property. After the Inspection Period Expiration Date and prior to the Closing or earlier termination of this Agreement, Seller shall cause Greenhouse to operate and maintain the Property in substantially the same manner in which the Property has been operated since the completion of the improvements thereon (it being understood and agreed that Seller shall have complied with the terms of this Section 13 by retaining the existing property manager which is affiliated with Purchaser); provided, however, that Seller shall have no obligation to make any capital repairs or replacements to or at the Property or any portion thereof. During such period, Seller shall not enter into any leases for space in the Property, except in the ordinary course of business and/or as recommended and/or proposed by the property manager for the Property, and shall not enter into any other material agreements affecting the Property without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, unless the same is recommended and/or proposed by the property manager for the Property. Purchaser acknowledges and agrees that if it fails to respond to a request by Seller for such consent within seven (7) days of Seller’s request, Purchaser will be deemed to have given its consent.

14. Title and Survey.

(a) Purchaser has obtained, at Purchaser’s sole cost and expense, a title report or certificate of title (the “Title Report”) covering the Property, and has requested that a duplicate of the Title Report be delivered to Seller’s counsel, together with legible photocopies (to the extent available) of all instruments referred to in the Title Report as conditions or exceptions to title to the Property and to the extent available, a current tax search with respect to the Property from all applicable taxing authorities.

(b) Seller has delivered to Purchaser a survey (the “Survey”) of the Property prepared by a surveyor licensed by the state in which the Property is located. If Purchaser elects to order an update of the Survey (the “Survey Update”), a copy shall be delivered to Seller’s counsel.

(c) Purchaser shall have until the Inspection Period Expiration Date in which to notify Seller in writing of any objections Purchaser has to any matters shown or referred to in the Title Report, the Survey or on the Survey Update, excluding the Permitted Encumbrances described in subsections (c)(i) through (vi) below. Any title encumbrances or exceptions which are referred to in the Title Report, the Survey or on the Survey Update and as to which Purchaser does not object prior to the Inspection Period Expiration Date shall be “Permitted Encumbrances”. The following shall be Permitted Encumbrances: (i) “real estate taxes that are a lien not yet due and payable” (or comparable language), (ii) “rights of tenants” (or comparable language), (iii) recorded lease documents, including subordination, nondisturbance and attornment agreements, (iv) matters created as a result of Purchaser’s or Purchaser’s affiliates’ actions (including, without limitation, any matter recommended and/or proposed by the property manager at the Property), (v) if Purchaser does not obtain a Survey Update, all matters that a current, accurate update of the Survey would show, (vi) violations appearing of record, and (vii) building and zoning laws, ordinances and regulations.

(d) In the event Purchaser objects in writing to any matters referred to in the Title Report, the Survey or on the Survey Update (excluding the Permitted Encumbrances described in subsections 14(c)(i) through (vi) above) prior to the Inspection Period Expiration Date, Seller shall have until the Closing (the “Cure Period”) to satisfy Purchaser’s objections. Seller shall have the right, but not the obligation, to adjourn the Closing, from time to time, for up to an aggregate of sixty (60) days after the scheduled Closing Date to attempt to remove any title matter to which Purchaser has properly objected. In the event Seller is unable or unwilling to satisfy Purchaser’s objections within the Cure Period, Purchaser shall have the option to either (a) waive Purchaser’s objections and purchase the Property as otherwise contemplated in this Agreement, without any adjustment in the Purchase Price, in which event such waived objections shall become Permitted Encumbrances, or (b) terminate this Agreement by written notice to Seller, in which event the Earnest Money shall be returned to Purchaser. Seller shall have no obligation to cure any objection raised by Purchaser prior to the Inspection Period Expiration Date and may elect to notify Purchaser at any time during the Cure Period that it is unable or unwilling to satisfy any of Purchaser’s objections; provided, however, that Seller shall discharge and release of record at Seller’s sole cost and expense at or prior to Closing: (A) any mortgage securing the Existing Loan which Seller shall cause to be paid off at Closing, (B) liens, exceptions or encumbrances which are voluntarily created by Seller after the date hereof without Purchaser’s prior written consent, other than trade payables and other ordinary course Liabilities, and (C) mechanics liens arising from work done by or on behalf of Seller (i.e. not by tenants or other third parties), other than trade payables and other ordinary course Liabilities. Any new exceptions listed on any revised or updated Title Report received by Purchaser after the end of the Inspection Period, and any matters that Seller is obligated to cure or has otherwise agreed in writing to cure in accordance with the provisions of this Agreement, shall not be Permitted Encumbrances.

(e) Seller agrees to cooperate with Purchaser, at no additional expense or liability to Seller and without any delay to the Closing, in Purchaser’s efforts to obtain such additional endorsements to Greenhouse’s existing or new owner’s title insurance policy as Purchaser may desire, including the execution and delivery of such affidavits and acknowledgements as may be required therefor, but without liability or recourse whatsoever to Seller.

15. Entire Agreement; Counterparts. This Agreement and the exhibits hereto and documents referred to herein contain the entire agreement between the parties hereto with respect to the subject matter hereof, and supersede any and all prior agreements, verbal discussions and representations and warranties of either party hereto. Separate counterparts of this Agreement may be executed by the parties hereto, each of which shall constitute an original and all of which shall constitute a single agreement, as though the same counterpart had been executed simultaneously by all parties hereto.

16. Assignment and Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, successors and assigns, provided, however, that Purchaser may not assign or otherwise transfer its rights or delegate its duties under this Agreement without the express prior written consent of Seller in each instance; provided, however, further that upon reasonable prior written notice to Seller, Purchaser may assign its rights under this Agreement to a qualified intermediary to facilitate a tax-deferred, like-kind exchange, or to an entity wholly-owned and wholly-controlled by Purchaser (in which event Purchaser shall not be relieved of any liability or obligation under this Agreement.)

17. Attorneys’ Fees. If any party hereto brings any action or suit against another party hereto by reason of any breach of any of the agreements or provisions of this Agreement, then, in such event, the prevailing party, as determined in such action or suit, shall be entitled to have and recover from the other party or parties all costs and expenses of such action or suit, including, without limitation, reasonable attorneys’ fees and expenses resulting therefrom; it being understood and agreed that the determination of the prevailing party shall be included in the matters which are the subject of such action or suit.

18. Written Modification. This Agreement or any provision hereof may be changed, waived or terminated only by a statement in writing signed by the party against which enforcement of the change, waiver or termination is sought to be enforced. No waiver by any party of any breach hereunder shall be deemed a waiver of any other or subsequent breach.

19. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Nebraska.

20. Interpretation; Severability. Each of the parties hereto has agreed to the use of the particular language of the provisions of this Agreement, and any question of doubtful interpretation shall not be resolved by any rule providing for interpretation against the party who causes the uncertainty to exist or against the drafter of this Agreement. The various headings of this Agreement are included for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

21. Further Assurances.

(a) Upon the written request of any party hereto, from time to time, from and after the date hereof, the other parties shall do, execute, acknowledge and deliver, at the sole cost and expense of the requesting party, such further acts, deeds, conveyances, assignments, notices of assignment or transfer and assurances as the requesting party may reasonably require in order to better assure, convey, grant, assign, transfer and confirm upon the requesting party the rights now or hereafter intended to be granted under this Agreement or any other instrument executed in connection with this Agreement; provided, however, that no party shall be obligated to provide any further assurance that would materially increase the liabilities or obligations of such party hereunder or materially reduce the rights and benefits of such party hereunder.

(b) Seller further agrees to cooperate with Purchaser, at Purchaser’s sole cost and expense and with no cost, expense, liability or recourse to Seller whatsoever and without any delay of the Closing Date, in Purchaser’s efforts to complete a tax-deferred, like-kind exchange involving the Membership Interests. Such cooperation shall include Seller’s acknowledgement in writing of Purchaser’s assignment of this Agreement to a qualified intermediary, such acknowledgment to be without recourse or liability whatsoever to Seller.

22. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING HEREUNDER OR UNDER ANY DOCUMENT, INSTRUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

23. Brokers and Finders. Neither Purchaser nor Seller has employed any broker or finder or incurred any liability for any brokerage or finders’ fees in connection with the transactions contemplated hereby. Purchaser and Seller shall each indemnify, defend and hold harmless the other from and against any Liabilities arising out of the breach of the representations or warranties contained in this Section 23. The representations, warranties and indemnities contained in this Section 23 shall survive the Closing or the termination of this Agreement.

24. Confidentiality.

(a) Purchaser agrees that until Closing, all documentation or other information concerning the Property and/or Seller (including information or documentation pertaining to Seller’s business or properties) that is in Purchaser’s possession shall be kept strictly confidential and will not be used or disseminated by Purchaser or its representatives or agents, directly or indirectly, for any purpose other than evaluation of the transaction and acquisition of the Membership Interest. Notwithstanding the foregoing, neither Purchaser nor Seller shall be prohibited from making disclosures otherwise prohibited hereunder which are required by rule or law. Each of Purchaser and Seller may make otherwise prohibited disclosures to its officers, directors, employees, investors, consultants, attorneys and brokers, provided such parties are informed of the terms of this Section 24.

(b) If Purchaser does not acquire the Membership Interests for any reason whatsoever, Purchaser shall deliver to Seller promptly, at no cost to Seller, all confidential materials and documents relating to the Property or this transaction previously obtained by Purchaser (with no retention by Purchaser of copies of any such materials and documents).

(c) Except to the extent such press release is required by rule or law, there shall be no press releases issued, either before or after Closing, regarding the transaction or the Agreement without the consent of both Purchaser and Seller.

25. Reporting Person. Purchaser and Seller hereby designate Title Company as the “reporting person” pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986, as amended.

26. Time. Time is of the essence in all things pertaining to the performance of this Agreement.

27. No Survival of Obligations. Except as otherwise expressly otherwise provided herein, the terms, conditions, warranties, representations, obligations and rights set forth herein shall not survive Closing.

28. Business Days. In the event that any date or any period provided for in this Agreement shall end on a Saturday, Sunday or legal holiday, the applicable date or period shall be extended to the first business day following such Saturday, Sunday or legal holiday.

29. No Recordation. There shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or memorandum hereof by Purchaser without the prior written consent of Seller shall constitute a default hereunder by Purchaser, whereupon this Agreement shall, at the option of Seller, terminate and be of no further force and effect and all Earnest Money deposited hereunder shall be immediately delivered to the Seller.

30. Prohibited Persons and Transactions. Neither Purchaser nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

31. Garage Estoppel. Seller shall request and shall use commercially reasonable efforts (without any requirement to expend any funds (other than de minimis amounts) on account of such commercially reasonable efforts,) to obtain an estoppel certificate (the “Garage Estoppel”) in the form of Exhibit C-2 attached hereto and made a part hereof from the owner of the fee under the garage portion of the Property. Notwithstanding the foregoing or anything else in this Agreement, it shall not be a condition to Purchaser’s obligation to consummate the transactions contemplated by this Agreement that Seller obtain the Garage Estoppel.

32. Remedies.

(a) In the event Purchaser fails to perform any of its obligations under this Agreement for any reason except (i) failure by Seller to perform any of its obligations hereunder, or (ii) the termination of this Agreement by Purchaser pursuant to the terms hereof, and such failure by Purchaser to perform is not cured within five (5) days following written notice from Seller (provided, however, that Purchaser shall not be entitled to any notice or cure period for Purchaser’s breach and failure to close the transactions contemplated by this Agreement, pursuant to the terms of this Agreement, on or before January 31, 2006), Seller shall be entitled as its sole remedy hereunder to terminate this Agreement and recover the Earnest Money as liquidated damages and not as a penalty, in full satisfaction of claims against Purchaser hereunder. Seller and Purchaser agree that Seller’s damages resulting from Purchaser’s default are difficult, if not impossible, to determine and the Earnest Money is a fair estimate of those damages which has been agreed to in an effort to cause the amount of said damages to be certain.

(b) In the event Seller fails to perform any of its obligations under this Agreement for any reason except (a) failure by Purchaser to perform any of its obligations hereunder, or (b) a termination of this Agreement by Seller or Purchaser pursuant to the terms hereof, and such failure by Seller to perform is not cured within five (5) days following written notice from Purchaser, Purchaser may, as its sole and exclusive remedy hereunder, in law, in equity or otherwise, either terminate this Agreement by giving Seller timely written notice of such election prior to or at Closing or enforce specific performance of this Agreement against Seller. In the event Purchaser elects to terminate this Agreement, the Earnest Money shall be returned to Purchaser.

(c) In the event of a termination of this Agreement by either Seller or Purchaser, the Title Company is authorized to deliver the Earnest Money to the party entitled to same pursuant to the terms hereof on or before the fifth (5th) business day following receipt by the Title Company and the non-terminating party of written notice of such termination from the terminating party, unless the other party hereto notifies the Title Company that it disputes the right of the other party to receive the Earnest Money prior to the expiration of such five (5) day period. In such event the Title Company shall interplead the Earnest Money into a court of competent jurisdiction in the county in which the Property is located, unless otherwise instructed by both Purchaser and Seller. All attorneys’ fees and costs and expenses of the Title Company incurred in connection with such interpleader shall be assessed against the party that is not awarded the Earnest Money in the event that such Earnest Money is interplead or if the Earnest Money is distributed in part to both parties, then in the inverse proportion of such distribution. In performing its obligations hereunder, the Title Company shall not at any time be held liable for actions taken or omitted to be taken in good faith and without negligence. Seller and Purchaser agree to save and hold the Title Company harmless and indemnify the Title Company Agent from any loss and from any claims or demands arising out of its actions hereunder other than any claims or demands arising from the Title Company’s negligence or willful misconduct.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Seller and Purchaser have executed this Agreement as of the date and year first above written.

"SELLER”

RETIREMENT CENTERS CORPORATION,

a Delaware corporation

By: _/s/ Stewart Zimmerman

By: Stewart Zimmerman

Title: President

"PURCHASER”

AMERICA FIRST APARTMENT INVESTORS, INC.,

a Maryland corporation By:	_/s/ James Egan

By: James Egan Title: Executive Vice President

JOINDER BY TITLE COMPANY

The undersigned, referred to in the foregoing Agreement as the “Title Company,” hereby acknowledges receipt of a fully executed copy (or executed counterparts) of the foregoing Agreement on this      day of January, 2006, and accepts the obligations of the Title Company as set forth therein. Upon receipt, the Title Company hereby agrees to hold the Earnest Money as directed in the Agreement and to distribute the Earnest Money in accordance with the terms and provisions of the Agreement.

CHICAGO TITLE INSURANCE COMPANY

By:
Name: Michelle S. McQueen
Title: Assistant Vice President

Address:	830 East Main Street Richmond, Virginia 23219

Telephone: (804) 521-5719

Facsimile: (804) 521-5756

The following exhibits have been omitted:

Exhibit A: Exhibit B: Exhibit C: Exhibit C-2: Exhibit D: Exhibit E: Exhibit F: Exhibit G:	Legal description of the Property
Form Assignment and Assumption Agreement
Form of RDG Estoppel
Landlord Estoppel Certificate
Seller Wire Instructions
Release
Operating Agreement of Greenhouse Holding, LLC
Title Affidavit

The Registrant shall furnish supplementally a copy of any omitted exhibit to the Commission upon request.